Regarding Blackout Period and
Regulation BTR Trading Restrictions

December 22, 2021

Pursuant to the Sarbanes-Oxley Act of 2002, and Rule 104 under Securities and Exchange Commission Regulation BTR, Columbia Financial, Inc. (the “Company”) is hereby notifying you of potential upcoming temporary restrictions on your ability to engage in certain activities regarding Company equity securities. These temporary restrictions are mandated by the Sarbanes-Oxley Act in the event of a blackout period impacting the Columbia Bank Savings and Investment Plan (the “401(k) Plan”), including the Company Stock Fund as an investment option thereunder.

Reason for the Blackout Period
This notice is to inform you that the 401(k) Plan will be changing the plan administrator from Newport Group to Fidelity Investments. During the blackout period (as defined below) you will be prohibited from engaging in transactions involving equity securities of the Company that you acquire or have previously acquired in connection with your service or employment as a director or executive officer of the Company.

Impact on Affected 401(k) Plan Rights
As a result of these changes, 401(k) Plan participants and beneficiaries temporarily will be unable to check their account balances, make changes to their individual accounts, direct or diversify investments in their individual accounts, including accounts that hold common stock of the Company, or obtain a loan or distribution from the 401(k) Plan.

Length of the Blackout Period
The blackout period for the 401(k) Plan is expected to begin at 4:00 p.m. Eastern Time on January 20, 2022 and is expected to end during the week of February 20, 2022 (the “Blackout Period”).

Restrictions on Directors and Executive Officers During the Blackout Period
During the Blackout Period, all directors and executive officers are prohibited from purchasing, selling or otherwise acquiring or transferring any shares of common stock of the Company, including by exercising stock options, regardless of whether the director or executive officer participates in the 401(k) Plan. Such prohibition on transactions applies only to the Company’s securities (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company. It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements. These prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations, and other entities whose share ownership may be attributed to you. While several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming with Mayra L. Rinaldi the Company’s Senior Vice President and Corporate Governance Officer as to whether an exception is available. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Questions
If you have any questions concerning this notice, you should contact Geri M. Kelly, Executive Vice President, Chief Human Resources Officer, by telephone at (201) 794-5701 or by mail at Columbia Financial, Inc., 19-01 Route 208 North, Fair Lawn, NJ 07410.